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                                                                      EXHIBIT 99



For more information:
Michelle Burris                              Jesse Ciccone
Corixa Corporation                           FitzGerald Communications Inc.
(206) 754-5720                               (415) 986-9500
burris@corixa.com                            jciccone@fitzcomm.com

FOR IMMEDIATE RELEASE


                       CORIXA PARTNERS WITH JAPAN TOBACCO
           TO RESEARCH LUNG CANCER VACCINES IN JAPAN AND NORTH AMERICA


SEATTLE, WA, JUNE 16, 1999 -- Corixa Corporation (Nasdaq: CRXA), a research- and development-based biotechnology company, today announced it has entered into a multi-year research collaboration and license agreement with the pharmaceutical division of Japan Tobacco Inc. (JT) to support Corixa's development of therapeutic lung cancer vaccines. The agreement provides JT with exclusive rights to vaccine and antibody-based products aimed at treating lung cancer and potentially other solid tumors in humans, principally in Japan and North America, as well as co-exclusive rights, with Zambon Group spa, in China.

"We are extremely pleased to join efforts with JT to fight such a pervasive and deadly disease," said Mark McDade, President and Chief Operating Officer of Corixa. "This collaboration gives Corixa valuable resources needed to further our goal of achieving rapid discovery and development of novel therapeutic products for use in one of the world's largest cancer markets. Moreover, this new partnership, combined with our recently-announced collaboration with Zambon Group SPA, means products that may result from our lung cancer antigen discovery efforts could be available on a worldwide basis."

TERMS OF THE AGREEMENT

Under the terms of the agreement, JT receives certain rights to develop vaccine products containing Corixa's novel lung cancer antigens, including antigens formulated using Corixa's microsphere delivery system and proprietary adjuvant technologies. In addition, Corixa may receive over $40 million in license fees, research funding and milestone payments based upon successful clinical and commercial progress, and royalties will be paid on annual net sales achieved by JT or its partners. Although the companies are not disclosing further specific financial details, a significant percentage of the potential payments is guaranteed. The effectiveness of the new agreement is subject to the expiration or early termination of the required waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which is currently anticipated to occur in the third quarter of 1999.


                                    - MORE -


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Cancer experts generally agree that lung cancer is the most common malignancy in the world. With annual incidence in the U.S., Europe and Japan in excess of 500,000 patients, and projected worldwide incidence expected to exceed 2,000,000 by the year 2000 (according to figures obtained from New Medicine), improved diagnosis and therapy is urgently needed. Scientists at Corixa have initiated a program to discover lung cancer antigens that the company believes will be useful in developing diagnostic and therapeutic products for lung cancer.

ABOUT CORIXA

Corixa Corporation is a research- and development-based biotechnology company committed to saving lives and preventing diseases by understanding and directing the immune system. Corixa applies its advanced immunological expertise and proprietary technology platforms to rapidly discover and optimize vaccines and other antigen-based products. The Company partners with innovative developers and marketers of pharmaceuticals and diagnostic products to make its solutions available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Washington. For more information about Corixa, please visit our Website at http://www.corixa.com.

ABOUT JT

JT is a diversified company with annual revenues of approximately $22 billion and assets exceeding $15 billion (using an exchange rate of 120.55Y:$1.00USD). JT entered the pharmaceutical business in 1987 and currently markets a wide range of pharmaceutical products. JT is currently engaged in the clinical development of anti-diabetic and anti-inflammatory agents, among other products, and has launched an anti-HIV drug in Japan. JT presently conducts drug discovery research at its Central Pharmaceutical Research Institute in Osaka, Japan.

FORWARD LOOKING STATEMENTS

Except for the historical information presented, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include possible delays or failure by Corixa, JT or Zambon to develop and/or commercialize any technology covered by this agreement or Corixa's agreement with Zambon, respectively, possible risks related to adverse clinical results as products including any of such technology move into clinical trials, impact of alternative technological advances and competition, inherent risks in early stage development of such technology, and other risks detailed from time to time in the Corixa's public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Company' s Registration Statement on Form S-4, as amended and filed on January 12, 1999, the Form 8-K filed on April 23, 1999, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. Copies of Corixa's public disclosure filings with the SEC are available from its investor relations department.


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